                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                VERSAR, INC.
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              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:

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         5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

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         2)  Form, Schedule or Registration No.:

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         3)  Filing Party:

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         4)  Date Filed:

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

                             [VERSAR, INC. LOGO]

Dear Stockholder:

     You are cordially invited to attend Versar, Inc.'s Annual Meeting of Stockholders to be held at our offices, 6850 Versar Center, Springfield, Virginia 22151, on Thursday, November 16, 1995, at 10:15 a.m. local time.

     The matters scheduled for consideration at the meeting are the election of directors and ratification of the appointment of independent accountants. We will also report to you on Versar's condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

     You can reach the offices of Versar by car, from either I-395 or I-495. From I-395: exit Edsall Road West to Backlick Road; left (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center. From I-495: exit Braddock Road East to Backlick Road; right (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center.

     The stockholders' interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

                                          Sincerely yours,

                                           /s/ BENJAMIN M. RAWLS
                                          ------------------------------
                                          Benjamin M. Rawls
                                          Chairman and Chief Executive Officer
October 12, 1995

                             [VERSAR, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.

     The Annual Meeting of Stockholders of Versar, Inc. (the "Company") will be held at the Company's offices, 6850 Versar Center, Springfield, Virginia 22151, on Thursday, November 16, 1995, at 10:15 A.M. local time for the following purposes:

        1. To elect eight directors for the ensuing year;

        2. To ratify the appointment of Arthur Andersen LLP as independent accountants for fiscal year 1996; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 6, 1995, will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ JAMES C. DOBBS
                                          ----------------------------
                                          James C. Dobbs
                                          Secretary
October 12, 1995

                                IMPORTANT NOTICE

                            YOUR PROXY IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

                             [VERSAR, INC. LOGO]

                                  VERSAR, INC.

          ------------------------------------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 16, 1995
          ------------------------------------------------------------

                                    GENERAL

     This Proxy Statement and the enclosed proxy card are being mailed on or about October 12, 1995, to stockholders of Versar, Inc. ("Versar" or the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on November 16, 1995, and any adjournment thereof. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the meeting, he or she may vote his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the meeting in accordance with the directions specified therein.

RECORD DATE AND VOTING RIGHTS

     Only holders of record of Versar's common stock, par value $.01 per share ("Common Stock"), at the close of business on October 6, 1995, (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. The number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 4,855,833. Each share of Common Stock is entitled to one vote on all matters of business at the meeting.

     The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting of Stockholders be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Assuming that such a quorum is present for the November 16, 1995 meeting, then those eight nominees for director who receive the highest number of votes cast will be elected. On all other matters considered at the meeting, the affirmative vote of a majority of the shares voting, in person or by proxy, is required for approval. Abstentions and broker non-votes will be counted as present for the purpose of computing the quorum, but do not constitute a vote "FOR" or "AGAINST" any matter and will be disregarded in any calculation of "votes cast".

     Any proxy which is returned by a stockholder properly completed and which is not revoked will be voted at the meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors' nominees and FOR proposal 2, and in the proxyholders' discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and the nominees for the Board of Directors, as indicated in the accompany proxy card.

     The cost of preparing, assembling and mailing this material will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without other than regular compensation. It is anticipated that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this connection.

     The Annual Report of the Company for fiscal year 1995 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card were initially mailed in a single envelope to holders of the Common Stock as of the Record Date on or about October 12, 1995.

PRINCIPAL SHAREHOLDERS

     The table below sets forth, as of September 1, 1995, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                                              AMOUNT AND NATURE          PERCENT
                                                                OF BENEFICIAL              OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNERSHIP          CLASS OF STOCK
  Dr. Michael Markels, Jr.(1)                                      846,384                 17.6%
     6850 Versar Center
     Springfield, VA 22151
  Dr. Robert L. Durfee(1)                                          671,306                 13.9%
     6850 Versar Center
     Springfield, VA 22151
  Versar, Inc., Employee Savings and Stock                         622,390                 12.9%
  Ownership Plan(2)
  Benjamin M. Rawls(1)                                             283,682                  5.9%
     6850 Versar Center
     Springfield, VA 22151

     Based upon copies of reports furnished Versar, the Company believes that all reports required to be filed by persons subject to Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, have been timely filed except that two reports on Form 5's reporting annual transactions which were required to be filed by August 14, 1995 by John P. Horton and Thomas S. Rooney were not filed until August 17th and August 24th respectively, and one report on Form 4 reporting a sale which was required to be filed by Michael Markels, Jr., in October 1994 was not filed until January 6, 1995.

---------------



(1) For a description of the nature of the beneficial ownership of Drs.
    Markels and Durfee, see "SECURITY HOLDINGS OF MANAGEMENT". The information with respect to shares of Common Stock held by Drs. Markels and Durfee are based upon filings with the Securities and Exchange Commission.
(2) All of the 622,390 shares of Common Stock held by the Employee Savings and Stock Ownership Plan ("ESSOP") are allocated to individual ESSOP participants' accounts and are voted by those participants. The ESSOP Trustees have investment power over all shares of Common Stock held by the ESSOP. The ESSOP Trustees are Michael Markels, Jr., Benjamin M. Rawls and James C. Dobbs. Each disclaims beneficial ownership of the Common Stock held by the ESSOP. The information with respect to shares of Common Stock held by the ESSOP is based upon filings with the Securities and Exchange Commission and a report by the Company's Stock Transfer Agent.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Board of Directors of the Company recommends the election of the persons named below who will be nominated to serve as directors of Versar until the fiscal year 1996 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. All of the nominees are presently directors of the Company and have served as such for the time indicated opposite his name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

                               SERVED AS
         NAME                  DIRECTOR                   BUSINESS EXPERIENCE AND AGE
-----------------------   -------------------   -----------------------------------------------
Benjamin M. Rawls         1991 to the present   Chairman of the Board of Versar since November
                                                  1993, President and Chief Executive Officer
                                                  of Versar since April 1991; President and
                                                  Chief Executive Officer of Rawls Associates,
                                                  Inc., a management consulting firm, from
                                                  April 1988 to March 1991; President and Chief
                                                  Executive Officer of R-C Holding, Inc., (now
                                                  Air & Water Technologies Corporation) from
                                                  July 1987 to April 1988; Chairman of Metcalf
                                                  & Eddy, Inc., a subsidiary of
                                                  Research-Cottrell, from 1984 to April 1988; a
                                                  director of Sarnia Corporation. Age 54.
Michael Markels, Jr.      1969 to the present   Co-founder of the Company; Chairman Emeritus of
                                                  the Board; retired former Chairman of the
                                                  Board from April 1991 to November 1993;
                                                  President, Chief Executive Officer and
                                                  Chairman of the Board from 1969 to March
                                                  1991; a director of Sarnia Corporation. Age
                                                  69.
Robert L. Durfee          1969 to the present   Co-founder of the Company; Executive Vice
                                                  President of the Company since 1986 and
                                                  President of GEOMET Technologies, Inc., a
                                                  subsidiary of the Company since 1991. Age 59.
Gerald T. Halpin          1969 to the present   President and Chairman of the Board of
                                                  WEST*GROUP, Inc., a real estate development
                                                  and construction firm, and its predecessor,
                                                  since 1970; a director of Sarnia Corporation.
                                                  Age 72.
M. Lee Rice               1969-1976; 1983 to    Business consultant since 1986; between 1983
                          the present             and 1986, President of the Shipbuilders
                                                  Council of America, the trade association of
                                                  principal shipbuilders and ship repairers;
                                                  between 1972 and 1983, President and Chief
                                                  Executive Officer of Ogden Transportation
                                                  Corporation and director of its parent, Ogden
                                                  Corporation, a diversified manufacturer and
                                                  services company. Age 70.
John P. Horton            1987 to the present   Chairman of the Board of Growth Financial
                                                  Corporation from 1983 to 1994; President and
                                                  Chief Executive Officer of Rokalor, Inc., a
                                                  management consulting firm from 1981;
                                                  Assistant Administrator of the United States
                                                  Environmental Protection Agency. Age 70.

                               SERVED AS
         NAME                  DIRECTOR                   BUSINESS EXPERIENCE AND AGE
-----------------------   -------------------   -----------------------------------------------
John E. Gray              1992 to the present   Director and President of Integrex System
                                                  Corporation; Chairman of Micro Technologies,
                                                  Inc.; Chairman of IEA of Japan Co., Ltd.,
                                                  since 1981; between 1985 to 1990 he was
                                                  President and Chief Operating Officer and
                                                  Vice Chairman of the Board of Directors of
                                                  ERC International, Inc., Chairman and Chief
                                                  Executive Officer of ERC Environmental and
                                                  Energy Services Co., Inc., from 1988 to 1990;
                                                  a director of Abacus Controls, Andrulis
                                                  Research Corporation, Dynamac Corporation,
                                                  Energy Resources International, Ensycon
                                                  International, Gallagher Marine Systems,
                                                  Inc.; Scientech, Inc., and Microcel
                                                  Technology Inc. Age 73.
Charles I. Judkins, Jr.   1992 to the present   President and Chief Executive Officer of Sarnia
                                                  Corporation, the Company's former real estate
                                                  holding company, since June 1994; business
                                                  consultant from June 1993 to present; retired
                                                  former Senior Vice President of Versar from
                                                  August 1992 to May 1993; Senior Vice
                                                  President and Chief Financial Officer from
                                                  July 1991 to August 1992; President of GEOMET
                                                  Technologies, Inc., a subsidiary of the
                                                  Company from 1986 to 1991; a director of
                                                  Sarnia Corporation. Age 64.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Versar has standing Executive, Audit, Compensation and Nominating Committees.

     The members of the Executive Committee are Mr. Rawls (Chairman), Dr. Markels, Dr. Durfee and Mr. Rice. The primary duty of the Executive Committee is to act in the Board's stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

     The Audit Committee, composed exclusively of directors who are not employees of the Company, consist of Messrs. Rice (Chairman), Gray and Judkins. This committee's primary responsibilities are to provide oversight of the Company's accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and evaluate the performance of the independent accountants and the Company's financial and accounting personnel.

     The Compensation Committee, the members of which are Messrs. Horton (Chairman), Halpin, Rice and Gray, reviews and adjusts compensation paid to the President of the Company and all Executive Officers, and administers the Company's Cash Bonus Plan, Incentive Stock Option Plan and the Non-Qualified Stock Option Plan.

     The Nominating Committee, the members of which are Dr. Markels (Chairman), Dr. Durfee, Mr. Rawls and Mr. Gray, develops criteria for Board membership and proposes Board members who meet the criteria for the annual election of directors. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors to the Committee in writing to the Committee at the Company's Springfield office.

BOARD AND COMMITTEE MEETINGS

     During fiscal 1995, the Board of Directors met four times. The Executive Committee of the Board of Directors met one time. The Audit Committee met four times. The Nominating Committee met once. The Compensation Committee did not meet. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served except Mr. Gray who attended 50% of the meetings of the full Board.

DIRECTORS' COMPENSATION AND CERTAIN TRANSACTIONS

     Directors who are not employees of the Company are paid an annual fee of $3,000 plus an attendance fee of $1,000 for each meeting of the Board and of its committees. Under the 1992 Versar Stock Option Plan, on each anniversary of the effective date of the Plan (November 19) each non-employee Director will receive 1,000 Non-Qualified Stock Options if he or she has served less than one year as a Director or 500 Non-Qualified Stock Options if he or she has served a longer term. The exercise price of such options is the price of the Company's Common Stock on the date the option is granted.

     Under a 12-month lease that expired on June 30, 1994, Mr. Judkins leased two properties to GEOMET Technologies, Inc., a subsidiary of the Company, for use as laboratory space at a monthly rental of $3,000. This lease was extended on a month to month basis at a rent of $1,000 per month per property. In fiscal 1995, Mr. Judkins received approximately $7,000 under this arrangement. Under the terms of the original agreement the Company or GEOMET Technologies was required to purchase the properties from Mr. Judkins for its fair market value or $372,000, whichever is higher. On July 18, 1994, this agreement was modified so that Mr. Judkins agreed to sell the properties and the difference, if any, between the sale price and $372,000 would be paid to Mr. Judkins in three installment payments through January 1996. One property was sold in August 1994 and the second property was sold on November 1994. Under this amended agreement, Mr. Judkins received $60,000 in fiscal year 1995.

     On June 1, 1993, Mr. Judkins entered into a three year Consulting Agreement with the Company to provide advice regarding business, financial and marketing services of up to three days per month. Effective July 1, 1994, upon Mr. Judkins' assumption of duties as President and CEO of Sarnia Corporation, the Company's obligations under a Consulting Agreement with Mr. Judkins were assumed by Sarnia Corporation, the former real estate subsidiary of Versar which was spun-off to Versar's shareholders on June 30, 1994. Mr. Judkins was compensated at the rate of $528.00 per day totalling $38,561 in fiscal year 1995 for such services.

     On December 29, 1993, Dr. Markels entered into a Retirement Agreement with the Company pursuant to which he will receive from January 1, 1994 through February 28, 1996 $90,000 per year as a consultant and for a non-compete agreement which will run through December 28, 1996.

     On July 16, 1993, Dr. Markels entered into a Loan Agreement ("Loan Agreement") with the Company permitting him to borrow from the Company up to $100,000, limited to $25,000 in any one quarter. Dr. Markels is required to pay interest at the same rate as defined in the Company's Revolving Loan and Security Agreement. To secure the loan Dr. Markels is required to pledge Versar Common Stock equal to twice the value of any loan. All loan amounts must be fully repaid at the end of the Company's fiscal year unless otherwise extended by the Company's Chief Executive Officer. As of September 1, 1995, Dr. Markels was not obligated to the Company under this Loan Agreement.

                        SECURITY HOLDINGS OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of Versar's Common Stock by the Company's directors and each executive officer named in the Summary Compensation Table and the Company's directors and executive officers as a group, as of September 1, 1995.

                                                                      SHARES OF COMMON STOCK
                                                                        BENEFICIALLY OWNED
                                                                        AS OF SEPTEMBER 1,
                         INDIVIDUAL OR GROUP                                 1995(1)

                                                                        NUMBER       PERCENT
    Michael Markels, Jr.(2)                                              846,284       17.6%
    Robert L. Durfee(3)                                                  671,306       13.9%
    Gerald T. Halpin(4)                                                   23,250        *
    M. Lee Rice                                                                0        *
    John P. Horton(5)                                                      8,100        *
    Benjamin M. Rawls(6)                                                 283,682        5.9%
    Charles I. Judkins, Jr.(7)                                            64,268        1.3%
    John E. Gray                                                          10,000        *
    Thomas S. Rooney(8)                                                  103,839        2.1%
    Lawrence A. White(9)                                                  68,552        1.4%
    Gayaneh Contos(10)                                                    99,199        2.0%
    James C. Dobbs(11)                                                    26,772        *
    All directors and executive officers as a group (13
      persons)(12)                                                     2,218,186       41.1%

---------------
  *  Less than 1%

 (1) For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 1, 1995. With respect to ownership of shares which are held in the ESSOP but allocated to individuals' accounts, the unaudited information is current as of September 1, 1995.

 (2) Includes 425,900 shares owned by adult children of Dr. Markels as to which he shares voting and investment power. Dr. Markels is a Trustee of the ESSOP and as such he has shared investment power over 622,390 shares and shared voting power over 622,390 shares held by the ESSOP, none of which are included in the above table. Dr. Markels disclaims beneficial ownership of the ESSOP shares.

 (3) Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 19,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 1, 1995.

 (4) Includes 20,925 shares owned by adult children of Mr. Halpin as to which he has sole voting and investment power.

 (5) Includes 4,200 shares in a Profit Sharing Plan in which Dr. Horton is the sole beneficiary and over which he has voting power. Includes 2,000 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995.

 (6) Includes 272,400 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 1, 1995. Mr. Rawls is a Trustee of the ESSOP and as such he has shared investment power over 622,390 shares and shared voting power over 622,390 shares held by the ESSOP, none of which are included in the above table. Mr. Rawls disclaims beneficial ownership of the ESSOP shares.

 (7) Includes 35,400 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995.

 (8) Includes 98,000 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995.

 (9) Includes 64,000 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995.

(10) Includes 57,101 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995.

(11) Includes 24,100 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995. Mr. Dobbs is a Trustee of the ESSOP and as such he has shared investment power over 622,390 shares and shared voting power over 622,390 shares held by the ESSOP, none of which are included in the above table. Mr. Dobbs disclaims beneficial ownership of the ESSOP shares.

(12) Includes 583,201 shares that may be purchased upon the exercise of stock options within 60 days after September 1, 1995. Excludes 622,390 shares held by the ESSOP.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth information on compensation paid by Versar for services rendered in all capacities during the three fiscal years ended June 30, 1995, to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                ANNUAL COMPENSATION            COMPENSATION
                                                                                  AWARDS
                  (a)    (b)                (c)       (d)          (e)             (g)             (i)
                                                                                SECURITIES
                                                               OTHER ANNUAL     UNDERLYING
       NAME, PRINCIPAL POSITION,          SALARY     BONUS     COMPENSATION    OPTIONS/SARS     ALL OTHER
            AND FISCAL YEAR                  $         $           $(1)             #          COMPENSATION
  Benjamin M. Rawls
  Chairman of the Board, President and
  Chief Executive Officer
  1995                                    $234,896        0           0                 0       $ 8,326(2)
  1994                                     209,365        0           0                 0        10,596(2)
  1993                                     181,300        0           0                 0         6,642(2)
  Thomas S. Rooney
  Executive Vice President
  1995                                    $165,518        0           0            12,500       $ 9,919(3)
  1994                                     162,419        0           0            12,500        19,317(3)
  1993                                     141,548        0           0            17,500        11,083(3)
  Lawrence A. White
  Executive Vice President
  1995                                    $160,000        0           0            20,000       $ 7,460(4)
  1994                                     154,500        0           0            20,000         7,667(4)
  1993                                     147,302        0           0            20,000         5,094(4)
  Gayaneh Contos
  Senior Vice President
  1995                                    $153,296   $8,000           0                 0       $ 8,189(5)
  1994                                     151,385        0           0            17,500         8,330(5)
  1993                                     143,926        0           0            10,000         6,957(5)
  James C. Dobbs
  Vice President, General Counsel and
  Secretary
  1995                                     131,462   $5,000           0            15,000       $ 5,610(6)
  1994                                     125,000        0           0             3,500        11,749(6)
  1993                                     113,325        0           0                 0        36,317(6)

---------------
(1) No amounts are shown in "Other Annual Compensation" column for fiscal years 1995, 1994 and 1993 because the aggregate amount of any perquisites or other personal benefits for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined fiscal years 1995, 1994 or 1993 salary and bonus for the Named Executive Officer and the Company does not pay any other type of compensation that would have to be reported under this column.

(2) The amounts shown in this column for Mr. Rawls are comprised of the following: (i) in 1995 a payment of $2,541 for insurance premiums on term life insurance, in 1994 a payment of $2,202 for insurance premiums on term life insurance, and in 1993 payment of $1,990 for insurance premiums on term life insurance; and, (ii) in 1995 contributions of $5,785 to the Company 401(K) Plan on behalf of Mr. Rawls, in 1994 contribution of $8,394 to the Company 401(K) Plan on the behalf of Mr. Rawls; and in 1993 contribution of $4,652 to the Company 401(K) Plan on the behalf of Mr. Rawls.

(3) The amounts shown in this column for Mr. Rooney are comprised of the following: (i) in 1995 a payment of $4,050 for insurance premiums on term life insurance, in 1994 a payment of $3,834 for insurance premiums on term life insurance, and in 1993 a payment of $2,835 for insurance premiums on term life insurance; (ii) in 1995 a contribution of $5,869 to the Company 401(K) Plan on behalf of Mr. Rooney, in 1994 a contribution of $6,272 to the Company 401(K) Plan on the behalf of Mr. Rooney, and in 1993 a contribution of $2,404 to the Company 401(K) Plan on the behalf of Mr. Rooney; and, (iii) in 1994 a payment of $9,211 for moving expenses and in 1993 a payment of $5,844 for moving expenses.

(4) The amounts shown in this column for Mr. White are comprised of the following: (i) in 1995 a payment of $1,555 for insurance premiums on term life insurance, in 1994 a payment of $1,487 for insurance premiums on term life insurance, and in 1993 a payment of $1,127 for insurance premiums on term life insurance; (ii) in 1995 a contribution of $5,905 to the Company 401(K) Plan on behalf of Mr. White, in 1994 a contribution of $6,180 to the Company 401(K) Plan on the behalf of Mr. White, and in 1993 a contribution of $917 to the Company 401(K) Plan on the behalf of Mr. White; and, (iii) in 1993 a payment of $3,050 in moving expenses.

(5) The amounts shown in this column for Mrs. Contos are comprised of the following: (i) in 1995 a payment of $2,304 for insurance premiums on term life insurance, in 1994 a payment of $2,275 for insurance premiums on term life insurance, and in 1993 a payment of $3,357 for insurance premiums on term life insurance; and (ii) in 1995 a contribution of $5,885 to the Company 401(K) Plan on behalf of Ms. Contos, in 1994 a contribution of $6,055 to the Company 401(K) Plan on the behalf of Mrs. Contos and in 1993 a contribution of $3,600 to the Company 401(K) Plan on the behalf of Mrs. Contos.

(6) The amounts shown in this column for Mr. Dobbs are comprised of the following: (i) in 1995 a payment of $1,210 for life insurance premiums on term life insurance, in 1994 a payment of $914 for insurance premiums on term life insurance, and in 1993 a payment of $653 for insurance premiums on term life insurance; (ii) in 1995 a contribution of $4,400 to the Company 401(K) Plan on behalf of Mr. Dobbs; and, (iii) in 1994 a payment of $10,835 in moving expenses and in 1993 a payment of $35,664 in moving expenses.

     The following tables set forth certain information with respect to stock options granted to the Named Executive Officers and exercised under the Company's 1992 Stock Option Plan during the fiscal year ended June 30, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZED
                                                                                                  VALUE AT
                                                                                               ASSUMED ANNUAL
                                                                                               RATES OF STOCK
                                                                                             PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                               FOR OPTION TERM
         (a)                (b)                 (c)               (d)             (e)          (f)        (g)
                         NUMBER OF          % OF TOTAL
                         SECURITIES       OPTIONS GRANTED     EXERCISE OR
                     UNDERLYING OPTIONS   TO EMPLOYEES IN      BASE PRICE      EXPIRATION
        NAME            GRANTED#(1)       FISCAL YEAR(2)    ($ PER SHARE)(3)      DATE        5%($)     10%($)
  Benjamin M. Rawls             0                  0            --                 --          --         --
  Thomas S. Rooney         12,500               15.2%            3.3750          11/13/04     $68,718   $109,424
  Lawrence A. White        20,000               24.3%            2.8750            5/2/05     $93,661   $149,140
  Gayaneh Contos                0                  0                  0                 0      --         --
  James C. Dobbs           15,000               18.2%            3.0625           8/29/04     $74,827   $119,150

---------------
(1) The options were granted for a term of 10 years, 20% of which were vested immediately and 80% of which vest equally over a four year period, subject to earlier termination in certain events related to termination of employment. The 1992 Incentive Stock Option Plan includes a change-in-control provision providing for immediate vesting upon the happening of certain events defined as a change-in-control of the Company. The option plan grants the Compensation Committee broad discretion to change or modify the material terms of the option grants.

(2) The total number of options granted to employees in fiscal year 1995 was 82,500.

(3) The exercise price equals the fair market value of the underlying Common Stock on the date of the grant for all options disclosed in this table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

              (a)                   (b)          (c)                  (d)                           (e)
                                                             NUMBER OF SECURITIES
                                  SHARES                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                ACQUIRED ON     VALUE       OPTIONS/SARS AT 6/30/95             IN-THE-MONEY
                                 EXERCISE      REALIZED               (#)                 OPTIONS/SARS AT 6/30/95
             NAME                   (#)          ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
  Benjamin M. Rawls                  0             0              272,400/5,600             $885,300/18,200
  Thomas S. Rooney                   0             0              98,000/44,500           $318,500/114,625(2)
  Lawrence A. White                  0             0              64,000/46,000             $208,000/149,500
  Gayaneh Contos                     0             0              57,101/12,000            $185,578/39,000(3)
  James C. Dobbs                     0             0              24,100/14,400              $78,325/46,800

------------------
(1) On June 30, 1995, the closing price of the Company's Common Stock was $3.25.

(2) 12,500 options granted to Mr. Rooney were out-of-the money which means that the option exercise price for those options exceeded the closing price of the Company's Common Stock on the American Stock Exchange on June 30, 1995.

(3) 15,000 options granted Mrs. Contos were out-of-the money which means that the option exercise price for those options exceeded the closing price of the Company's Common Stock on the American Stock Exchange on June 30, 1995.

EMPLOYMENT CONTRACTS

     In May 1994, the Company entered into an Employment Agreement with Mr. Rawls for a period of twenty-four months which provides for him to serve as Chairman, President and Chief Executive Officer at a base salary of $235,000 plus any fringe benefits available to executive officers of the Company including any incentive compensation programs which may be in effect. If Mr. Rawls' employment is terminated during the term of the employment agreement, except for voluntary termination or termination for cause, he will be paid 12 months salary and fringe benefits and shall be entitled to immediate vesting of all stock options. If there is a change in circumstances (change in title, salary reduction, or change in geographic location) or change in control of the Company (as defined in the agreement), Mr. Rawls can terminate the agreement and will be paid 18 months salary and fringe benefits and shall be entitled to immediate vesting of all stock options.

     In May 1994, the Company entered into an Employment Agreement with Mr. Rooney for a period of twenty-four months which provides for him to serve as Executive Vice President at a base salary of $150,000 plus any fringe benefits available to executive officers of the Company including any incentive compensation programs which may be in effect. This agreement supersedes and extends an existing February 1993 employment agreement. If Mr. Rooney's employment is terminated for any reason during the term of the employment agreement, except for termination for cause or voluntary termination, he will be paid 18 months salary and fringe benefits and shall be entitled to immediate vesting of all stock options. If there is a change in circumstances (change in title, salary reduction or change in geographic location) or change in control of the Company (as defined in the agreement), Mr. Rooney will be paid 18 months salary and fringe benefits and shall be entitled to immediate vesting of all stock options.

                            STOCK PERFORMANCE GRAPH

     The following graph and table show a comparison of the cumulative total return since June 30, 1990 on $100 invested in Versar Common Stock, the Standard & Poors 500 Stock Index and a Peer Group consisting of ten companies and Versar (EA Engineering, Science and Technology, Inc.; Earth Technology Corporation; Ecology & Environment, Inc.; EMCON; Groundwater Technology, Inc.; GZA Environmental Technologies, Inc.; Harding Associates, Incorporated; ICF Kaiser International, Inc.; TRC Companies, Inc.; and Roy F. Weston, Inc.), which in each case includes reinvestment of dividends where applicable.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG VERSAR, INC., THE S & P 500 INDEX AND A PEER GROUP

                          6/90       6/91       6/92        6/93       6/94       6/95
                         ------     ------     ------      ------     ------     ------
VERSAR, INC.              100         61         53          58         78         79
PEER GROUP                100         86         76          62         57         49
S & P 500                 100        107        122         138        140        177

* $100 INVESTED ON 6/30/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                     CUMULATIVE SHAREHOLDER'S RETURN TABLE

                                  CUMULATIVE SHAREHOLDER'S RETURN
                                                     LAST TRADING DATE IN FISCAL YEARS
                                          1990      1991      1992      1993      1994      1995
   Versar, Inc.                            $100       $61       $53       $58      $78(1)     $79
   Peer Group                              $100       $86       $76       $62      $57        $49
   S&P 500                                 $100      $107      $122      $138     $140       $177

---------------
1. On June 30, 1994, Versar spun-off its real estate subsidiary, Sarnia Corporation (formerly Versar Virginia, Inc.) to Versar's Shareholders on a one to one share basis. Because of its negative equity position after the spin-off Sarnia Common Stock had a zero tax basis.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of the Board of Directors has furnished the following report on executive compensation for fiscal year 1995. The Committee provides oversight of all policies under which compensation is paid to the Company's executive officers and stock options are granted. The Committee consists entirely of non-employee directors.

EXECUTIVE COMPENSATION PHILOSOPHIES AND POLICIES

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Target levels of the executive officers' overall compensation are intended to be consistent with others' compensation in the Company's industry, but are also weighed toward results that contribute to increases in shareholder value and enhance the Company's long-term (three years or greater) performance.

THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM INCLUDES THREE COMPONENTS:

(1)    Base salary;
(2)    Annual Bonus (stock or cash); and
(3)    Long-term incentive awards.
 -     Base Salary -- ranges of appropriate base salaries are determined by analysis of salary data on positions of comparable responsibility within the environment services sector. Committee approval of individual salary changes is based upon performance of the executive against the Company's financial and strategic objectives and of the position of the executive in the competitive salary range.
 -     Annual Bonus -- bonuses are paid pursuant to an executive incentive bonus plan established each year by the Board of Directors for key employees and managers of the
       Company and its subsidiaries. Under the Plan, an incentive pool is created each fiscal year and is distributed if certain financial goals for the Company are met. The amount of the incentive pool distributed depends on the extent to which the Company's consolidated net income before taxes exceeds targeted amounts as set forth in the bonus pool schedule.
 -     Long-Term Incentive Awards -- the purpose of this element of the executive compensation program is to link management pay with the long-term interest of shareholders, rather than only the performance in one single fiscal year. The
       Committee is currently using incentive stock options from the Company's 1992 Stock
       Option Plan for key employees and managers. In determining annual stock option grants, the Committee bases its decision on the individual's performance or potential to improve shareholder value.

     In determining compensation for fiscal year 1995, the Committee took into account the performance of the Company's stock, the financial performance of the Company and the fact it continued to need to rebuild sales volume and backlog. The Committee also factored in the significant financial drag of the former laboratory operations and Versar's ownership of real estate in Springfield, Virginia which were in the process of being disposed of or spun-off at the end of fiscal year 1994.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In the four years since Mr. Rawls joined Versar, he has voluntarily foregone $125,000 in salary. In fiscal 1994, the Committee decided to enter into an 24 month employment with Mr. Rawls pursuant to which he would be paid $235,000 per year. This employment agreement was to fulfill a commitment made when Mr. Rawls joined the Company in 1991. Despite superior individual performance, in view of the Company's fiscal year 1994 financial performance Mr. Rawls base salary remained unchanged and no bonus or stock options were granted. Mr. Rawls base salary in the employment agreement is the same amount he receive when he started with the Company in 1991.

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

     The performances of the individual Named Executive Officers listed in the Summary Compensation Table for fiscal year 1994 were also reviewed by the Committee. The Committee, granted no salary increases in fiscal year 1995. Bonuses, in the form of stock, were issued to Mrs. Contos and Mr. Dobbs for $8,000 and $5,000, respectively. Mr. Rooney was granted an option to purchase 12,500 shares pursuant to the Compensation Committee's decision the previous year and Mr. White was granted options to purchase 20,000 shares pursuant to his original employment offer. In addition, Mr. Dobbs was granted an option to purchase 15,000 shares.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

John P. Horton
Gerald T. Halpin
M. Lee Rice
John E. Gray

                                 PROPOSAL NO. 2
                           APPOINTMENT OF ACCOUNTANTS

     The Board of Directors considers it desirable that its appointment of the firm of Arthur Andersen LLP ("AA") as independent accountants of the Company for fiscal year 1996 be ratified by the Stockholders.

     The Board of Directors recommends a vote "FOR" this proposal and the enclosed proxy will be so voted unless the Proxy specifically indicates otherwise.

CHANGE IN CERTIFYING ACCOUNTANTS

     Price Waterhouse LLP ("PW") served as the Company's principal accountant for the fifteen fiscal years ended June 30, 1995. The Company determined not to renew the engagement of PW on October 2, 1995 and selected AA as the Company's principal accountant and replacement for PW. This decision was made following a review of the Company's accounting costs in recent years and a bid solicitation process initiated by the Board of Directors following such review. Solicitations were distributed to seven firms, including PW, and six responses were received by the Company. The Audit Committee of the Company's Board of Directors recommended, after reviewing the responses, and the Board of Directors approved, the selection of AA as the Company's principal accountant in replacement of PW, effective October 2, 1995. Representatives of PW will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders. Representatives of AA will also attend the Annual Meeting.

     PW's report on the Company's financial statements for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the Company's two most recent fiscal years and the subsequent interim period preceding the replacement of PW, there were no disagreements with PW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PW, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its report.

     On May 31, 1995 the Company filed a Form 10-K/A for the purpose of restating its financial statements for the year ended June 30, 1994 and Forms 10-Q/A for the purpose of restating its financial statements for the quarters ended September 30, 1994 and December 31, 1994. The restatement was a result of a review, initiated by PW, of the accounting and financial treatment of the divestiture of the Company's real estate holdings to Sarnia Corporation and resulting spin-off of Sarnia to the Stockholders of Company as of June 30, 1994. The financial information initially disclosed as part of the divestiture and spin-off had reflected and was consistent with PW's advice during the transaction. Although the Sarnia divestiture was completed on a legal and tax basis, and Sarnia now operates as a separate, independent business, PW, as a result of further review of the Company's accounting treatment of the divestiture, informed the Company that from an accounting standpoint the divestiture did not transfer the risks of ownership to Sarnia principally because of the Company's guarantee of Sarnia's $12.5 million of debt at June 30, 1994. PW and the Company's Audit Committee consulted about the issue. On May 19, 1995, following the consultations and resolution of the issue PW withdrew its report on the Company's financial statements for the year ended June 30, 1994, pending the restatement of such financial statements to include Sarnia's results of operations and assets and liabilities. In connection with such restatement, PW issued a new auditor's report, which, in light of the resolution to PW's satisfaction of its discussions with the Company as to the accounting treatment of the Sarnia divestiture, was not qualified or modified in any respect. The Company has authorized PW to respond fully to any inquiries by AA concerning the restatement.

     Except as explained above, PW did not advise the Company during the Company's two most recent fiscal years or during the subsequent interim period preceding the Company's decision not to extend PW's engagement of any "reportable events" as defined in subparagraph (a)(i)(v) of Item 304 of Regulation S-K under the Securities and Exchange Act of 1934.

     As stated above, the Company has engaged AA, independent accountant, as the principal accountant to audit the consolidated financial statements of the Company for fiscal year 1996.

     In connection with evaluating the position taken by PW in early 1995 regarding the appropriate accounting treatment of the divestiture of the Company's real estate holdings to, and the spin-off of, Sarnia, the Company consulted with representatives of AA as to its analysis of the accounting treatment of the Sarnia transaction. The Company was orally informed by AA that it agreed with PW's analysis in all material respects and no written report was ever furnished by AA to the Company in regard to this consultation.

     Except as set forth above, during the two most recent fiscal years and during the interim period prior to engaging AA, neither the Company nor anyone on its behalf consulted AA regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that AA concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was the subject of either a disagreement or any other event described above.

     Following the Board's decision on October 2, 1995, the Company provided notice to PW and AA of its decision to replace PW with AA and received a response from PW to the statements of the Company in accordance with the requirements of Item 304(a) of Regulation S-K.

                              1996 ANNUAL MEETING

     It is presently contemplated that the 1996 Annual Meeting of Stockholders will be held on or about November 14, 1996. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 1996 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 21, 1996, by certified mail, return receipt requested.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ JAMES C. DOBBS
                                          ---------------------------
                                          James C. Dobbs
                                          Secretary
October 12, 1995

                                 VERSAR, INC.

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 16, 1995

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby authorizes Michael Markels, Jr., Benjamin M. Rawls and Robert L. Durfee, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc. (the "Company"), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 6850 Versar Center, Springfield, Virginia, on Thursday, November 16, 1995 at 10:15 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated in each case, October 12, 1995. All other proxies heretofore given by the undersigned to vote shares of the Company's Common Stock are expressly revoked.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE STOCKHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS REFERRED TO IN ITEMS 2 AND 3 ON THE REVERSE SIDE.

(Continued, and to be signed and dated on the reverse side)

                                        VERSAR, INC.
                                        P.O. BOX 11078
                                        NEW YORK, N.Y. 10203-0078

(1) Election of Directors      VOTE FOR all nominees  / /      WITHHOLD authority to vote      / /     *EXCEPTIONS  / /
                               listed below                    for all nominees listed below

  Nominees: Benjamin M. Rawls, Michael Markels, Jr., Robert L. Durfee, Gerald
  T. Halpin, M. Lee Rice, John P. Horton, Charles I. Judkins, Jr., John E. Gray (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

  *Exception
             ------------------------------------------------------------------

(2) Ratification of the appointment of Arthur Andersen as independent accountants for fiscal year 1996.

    FOR  / /                AGAINST  / /               ABSTAIN  / /

(3) In their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting.


                                                 Change of Address and  / /
                                                 or Comments Mark Here

                                            Please sign exactly as your name
                                            appears herein. If you are signing
                                            for the stockholder, please sign
                                            the stockholder's name, your name
                                            and state the capacity in which you
                                            are signing.

                                            Date: ______________________, 1995

                                            ----------------------------------

                                            ----------------------------------
                                                        (Signature)

                                            PLEASE INDICATE VOTES      / /
                                            (X) IN BLACK OR BLUE INK.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.